UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 14, 2009

Allied Capital Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	0-22832	52-1081052
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1919 Pennsylvania Avenue, N.W., Washington, District of Columbia		20006
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	202 721-6100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

Allied Capital Corporation (the "Company") previously announced that it is in discussions with the lenders under its revolving credit facility and the holders of its outstanding private notes to seek relief under certain terms of both the revolving credit facility and the private notes due to an expected covenant default. These discussions are continuing and, in light of the current market environment, the Company has expanded the discussions to encompass a more comprehensive restructuring of these debt agreements to provide operational flexibility.

As a result of these more comprehensive discussions, the Company has not completed the documents contemplated by the December 30, 2008 amendments to the revolving credit facility and the private notes, which were to include a grant of a first lien security interest on substantially all of the Company’s assets. Consequently, the administrative agent for the revolving credit facility has notified the Company that an event of default has occurred pursuant to the revolving credit facility. An event of default under the revolving credit facility constitutes an event of default under the private notes. As of February 13, 2009, the Company had $50 million in outstanding borrowings and approximately $120 million in outstanding letters of credit issued under the revolving credit facility, and $1.015 billion in outstanding private notes.

Neither the lenders nor the noteholders have accelerated repayment of the Company’s obligations; however, the occurrence of an event of default permits the administrative agent for the lenders under the revolving credit facility, or the holders of more than 51% of the commitments under the revolving credit facility, to accelerate repayment of all amounts due, to terminate commitments thereunder, and to require the Company to provide cash collateral equal to the face amount of all outstanding letters of credit. Pursuant to the terms of the private notes, the occurrence of an event of default permits the holders of 51% or more of any issue of outstanding private notes to accelerate repayment of all amounts due thereunder. Acceleration of the amounts outstanding under the revolving credit facility or any issue of the private notes could have a material adverse impact on the Company’s liquidity, financial condition and/or results of operations.

The existence of an event of default restricts the Company from borrowing or obtaining letters of credit under its revolving credit facility, and from declaring dividends or other distributions to its shareholders.

Pursuant to the terms of the revolving credit facility, during the continuance of an event of default, the applicable spread on any borrowings outstanding and fees on any letters of credit outstanding under the revolving credit facility increase by up to 200 basis points. Pursuant to the private notes, during the continuance of an event of default, the rate of interest borne by the private notes increases by 200 basis points.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Allied Capital Corporation

February 19, 2009	By:	Penni F. Roll

Name: Penni F. Roll
Title: Chief Financial Officer